Exhibit 10.1

FIRST AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made and entered into as of November 1, 2005 by and between RESMED CORP., a Minnesota corporation, and RESMED EAP HOLDINGS INC. a Delaware corporation, whose obligations hereunder shall be joint and several (each individually, a “Borrower”, and collectively, the “Borrowers”) and UNION BANK OF CALIFORNIA, N.A. (“Bank”).

RECITALS

A. ResMed Corp., ResMed International, Inc. (collectively, the “Existing Borrowers”) and Bank are parties to the Loan Agreement dated as of April 11, 2003, as amended (collectively, the “Existing Loan Agreement”), pursuant to which the Bank provided Existing Borrowers with various credit facilities.

B. As part of a reorganization of its business units, ResMed, Inc., as parent company of ResMed Corp., ResMed International, Inc. and Resmed EAP Holdings Inc., has requested that ResMed International, Inc. be removed as a loan party and that Resmed EAP Holdings Inc. be substituted in its place.

C. Borrowers and Bank wish to enter into this Agreement which shall amend, restate, replace and supercede (but shall not constitute a novation of) the Existing Loan Agreement and which hereinafter shall govern the credit facilities provided to Borrowers by Bank.

SECTION 1. THE LOAN

1.1.1 The Revolving Loan A. Bank will loan to Borrowers an amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding in the aggregate at any one time (the “Revolving Loan A”). Borrower may borrow, repay and reborrow all or part of the Revolving Loan A in amounts of not less than One Million Dollars ($1,000,000) in accordance with the terms of the Revolving Note A. All borrowings of the Revolving Loan A must be made before October 1, 2008 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan A shall be evidenced by a promissory note (the “Revolving Note A”) on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed to be the amount of the Revolving Loan A outstanding. Omission of Bank to make any such entries shall not discharge Borrowers of their obligation to repay in full with interest all amounts borrowed.

1.1.1.1 The Standby L/C Sublimit. As a sublimit to the Revolving Loan A, Bank shall issue, for the account of Borrowers, one or more irrevocable, standby letters of credit (individually, an “L/C” and collectively, the “L/Cs”). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Two Million Dollars ($2,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan A. No standby L/C shall have an expiry date more than twelve months from its date of issuance and each L/C shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form for standby L/C applications and reimbursement agreements. No L/C shall expire after October 1, 2008.

1.1.2 The Revolving Loan B. Bank will loan to Borrowers an amount not to exceed Twenty Five Million Dollars ($25,000,000) outstanding in the aggregate at any one time (the “Revolving Loan B”). Borrower may borrow, repay and reborrow all or part of the Revolving Loan B in amounts of not less than One Million Dollars ($1,000,000) in accordance with the terms of the Revolving Note B. All borrowings of the Revolving Loan B must be made before October 1, 2008, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan B shall be evidenced by a promissory note (the “Revolving Note B”) on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed to be the amount of the Revolving Loan B outstanding. Omission of Bank to make any such entries shall not discharge Borrowers of their obligation to repay in full with interest all amounts borrowed.

1.2 Terminology.

As used herein the word “Loan” shall mean, collectively, all the credit facilities described above.

As used herein the word “Note” shall mean, collectively, all the promissory notes described above.

As used herein, the words “Loan Documents” shall mean all documents executed in connection with this Agreement.

1.3 Purpose of Loan. The proceeds of the Revolving Loan A and Revolving Loan B shall be used for working capital and general corporate purposes.

1.4 Interest. The unpaid principal balance of Revolving Loan A and Revolving Loan B shall bear interest at the rate or rates provided in the Revolving Note A and the Revolving Note B and selected by Borrower. The Revolving Loan A and Revolving Loan B may be prepaid in full or in part only in accordance with the terms of the Revolving Note A and Revolving Note B and any such prepayment shall be subject to the prepayment fee provided for therein.

1.5 Unused Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until June 2, 2008, or the earlier termination of the Loan, Borrowers shall pay to Bank a fee on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days in accordance with the table below:

Average Unused Portion of the Loan	Per Annum Fee
Less than $25,000,000	0 basis points
Greater than or equal to $25,000,000 but less than $32,500,000	12.5 basis points
Greater than or equal to $32,500,000	25 basis points

1.6 Balances. Borrowers shall maintain their primary domestic depository accounts with Bank so long as the Loan remains available to Borrowers.

1.7 Disbursement. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization executed by Borrowers.

1.8 Security. Prior to any disbursement of the Loan, Borrowers shall have executed a security agreement, on Bank’s standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower’s property as is described in said security agreement. Exceptions to Bank’s first priority, if any, are permitted only as otherwise provided in this Agreement or specifically in writing by Bank. ResMed Corp. shall also have executed a deed of trust, in Bank’s standard form, granting to Bank a first-priority lien in the real property described in said deed of trust. Borrower shall comply with all of Bank’s requirements with respect to such real property collateral, including, but not limited to, appraisal, assessment of environmental risk, recording and obtaining of title insurance. At Bank’s request, Borrowers will also obtain executed landlord’s and mortgagee’s waivers on Bank’s form covering all of Borrowers’ property located on leased or encumbered real property.

1.9 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

2.2 Guaranties. ResMed, Inc. (“Guarantor”) shall have executed and delivered to Bank a continuing guaranty in form and amount satisfactory to Bank.

2.3 Borrowing Resolution. Borrowers shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of each Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrowers’ behalf in connection with this Agreement and to do the things required of Borrowers pursuant to this Agreement.

2.4 Termination Statements. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

2.5 Continuing Compliance. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Business Activity. The principal business of Borrowers is the design, manufacture and distribution of breathing devices and other electrical instruments.

3.2 Affiliates and Subsidiaries. Borrowers’ affiliates and subsidiaries (those entities in which Borrowers have either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrowers’ principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrowers are a party or by which it or any of its property is bound or affected.

3.4 Financial Statements. The financial statements of Borrowers, as presented by Guarantor on a consolidated and consolidating basis inclusive of Borrowers, including both a balance sheet at June 30, 2005, together with supporting schedules, and an income statement for the twelve (12) months ended June 30, 2005, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of the Guarantor and Borrowers during the period covered thereby. Since June 30, 2005, there has been no material adverse change in the financial condition or operations of Borrower.

3.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrowers have good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrowers since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

3.6 Litigation. There is no litigation or proceeding pending or threatened against Borrowers or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrowers’ insurance coverage.

3.7 Default. Borrowers are not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

3.8 Organization. Borrowers are duly organized and existing under the laws of the state of its organization, and have the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.9 Power. Borrowers have the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

3.10 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrowers.

3.11 Qualification. Borrowers are duly qualified and in good standing in any jurisdiction where such qualification is required.

3.12 Compliance With Laws. Borrowers are not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrowers.

3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of Borrowers meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.14 Regulation U. No action has been taken or is currently planned by Borrowers, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.15 Continuing Representations. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

SECTION 4. AFFIRMATIVE COVENANTS

Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrowers agree that:

4.1 Use of Proceeds. Borrowers will use the proceeds of the Loan only as provided in subsection 1.3 above.

4.2 Payment of Obligations. Borrowers will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrowers shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrowers will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority essential and necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrowers.

4.4 Records. Borrowers will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrowers.

4.5 Information Furnished. Borrowers will furnish or cause Guarantor to furnish to Bank:

(a) Within forty-five (45) days after the close of each of the first, second and third fiscal quarters, and ninety (90) days after the close of the fourth fiscal quarter, Guarantor’s unaudited consolidating and consolidated balance sheet as of the close of such fiscal quarter, its unaudited consolidating and consolidated income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

(b) Within ninety (90) days after the close of each fiscal year, a copy of Guarantor’s statement of financial condition including at least its consolidated balance sheet as of the close of such fiscal year, its consolidated income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Guarantor and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

(c) As soon as available, copies of such financial statements and reports as Borrowers or Guarantor may file with any state or federal agency, including those filed with the Securities and Exchange Commission;

(d) Such other financial statements and information as Bank may reasonably request from time to time;

(e) In connection with each financial statement provided hereunder, a statement executed by the Chief Financial Officer or Vice President Treasury and Finance or Regional Controller of Borrowers, certifying, to the best of such person’s knowledge, that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder and a certification, in form and detail acceptable to Bank, demonstrating that Borrowers are in compliance with all covenants under this Agreement;

(f) Prompt written notice to Bank of all material events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrowers or Guarantor, would have a material adverse effect on Borrowers’ or Guarantor’s financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

(g) Prior written notice to Bank of any changes in Borrowers’ or Guarantor’s officers and other senior management; Borrowers’ or Guarantor’s names; and location of Borrowers’ or Guarantor’s assets, principal place of business or chief executive office.

4.6 Total Funded Debt to EBITDA Ratio. Borrowers shall cause Guarantor to at all times maintain a Total Funded Debt to EBITDA Ratio of not greater than 2.50 : 1.0. “Total Funded Debt” shall mean, for the Guarantor and its subsidiaries on a consolidated basis, the sum of the outstanding principal of all indebtedness including, without duplication, all indebtedness for borrowed money, deferred purchase price of property or services evidenced by a note, bond, debenture or similar instrument, obligations in respect of acceptances issued or created representing extensions of credit, and all liabilities secured by any lien on any property owned. “EBITDA” shall mean, for the Guarantor and its subsidiaries on a consolidated basis, net income, exclusive of extraordinary gains and losses, plus (i) payment or provisions for income taxes, (ii) depreciation and amortization, (iii) interest expense, and (iv) non-cash stock option expenses. For purposes of calculating this covenant, EBITDA shall be measured for the quarter most recently ended and the immediately preceding three fiscal quarters.

4.7 Senior Funded Debt to EBITDA Ratio. Borrowers shall cause Guarantor to at all times maintain a Senior Funded Debt to EBITDA Ratio of not greater than the correlative ratio indicated below for such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Funded Debt to EBITDA Ratio
June 30, 2005	1.50 : 1
September 30, 2005	1.50 : 1
December 31, 2005	2.00 : 1
March 31, 2006	2.00 : 1
June 30, 2006	2.00 : 1
September 30, 2006	2.00 : 1
December 31, 2006	2.00 : 1
March 31, 2007	2.00 : 1
June 30, 2007	1.75 : 1
September 30, 2007	1.50 : 1
December 31, 2007	1.50 : 1
March 31, 2008	1.50 : 1
June 30, 2008	1.50 : 1

“Senior Funded Debt” shall mean, for the Guarantor and its subsidiaries on a consolidated basis, the sum of the outstanding principal of all indebtedness including, without duplication, all indebtedness for borrowed money, deferred purchase price of property or services evidenced by a note, bond, debenture or similar instrument, obligations in respect of acceptances issued or created representing extensions of credit, and all liabilities secured by any lien on any property owned, less any indebtedness that, by its terms, is specifically subordinated in right of payment to Bank and other senior indebtedness of the Guarantor and its subsidiaries including those 4% Convertible Subordinated Notes maturing June 20, 2006 issued by the Guarantor in the initial amount of $180,000,000 pursuant to that certain Indenture dated as of June 20, 2001. For purposes of calculating this covenant, EBITDA shall be measured for the quarter most recently ended and the immediately preceding three fiscal quarters.

4.8 Tangible Net Worth. Borrowers shall cause Guarantor to at all times maintain Tangible Net Worth of not less than the correlative value indicated below, less Permitted Stock Repurchases, for such fiscal quarter:

Fiscal Quarter Ending	Tangible Net Worth
June 30, 2005	$170,000,000
September 30, 2005	$170,000,000
December 31, 2005	$170,000,000
March 31, 2006	$170,000,000
June 30, 2006 and as of the last day of each fiscal quarter thereafter	$200,000,000

“Tangible Net Worth” shall mean net worth of Guarantor and its subsidiaries on a consolidated basis increased by indebtedness of Guarantor and its subsidiaries subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors). “Permitted Stock Repurchases” shall mean such amount of Guarantor’s common stock as the Guarantor may repurchase as permitted under Section 5.7 hereof.

4.9 Discrete Quarterly Consolidated EBITDA. Borrowers shall cause Guarantor to at all times maintain EBITDA of not less than the correlative value indicated below for such fiscal quarter:

Fiscal Quarter Ending	Discrete Quarterly Consolidated EBITDA
June 30, 2005	$22,000,000
September 30, 2005	$22,000,000
December 31, 2005	$22,000,000
March 31, 2006	$22,000,000
June 30, 2006 and as of the last day of each fiscal quarter thereafter	$25,000,000

For purposes of calculating this covenant, EBITDA shall be measured solely for the quarter most recently ended.

4.10 Rolling Four-Quarter Unconsolidated EBITDA. ResMed Corp. will maintain minimum EBITDA of not less than $3,000,000. For purposes of calculating this covenant, EBITDA shall be measured for the quarter most recently ended and the immediately preceding three fiscal quarters.

4.11 US Liquidity. Borrowers will maintain Liquidity of not less than $30,000,000. “Liquidity” shall mean the sum of cash, marketable securities, and net accounts receivable of Borrowers on a combined basis that have been pledged to Bank under the Loan Documents and are maintained in the United States.

4.12 Insurance. Borrowers will and shall cause Guarantor to keep all of their insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrowers will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower’s obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral and such policies shall require at least ten (10) days’ written notice to Bank before any policy may be altered or cancelled. Borrowers will and shall cause Guarantor to maintain adequate worker’s compensation insurance and adequate insurance against liability for damage to persons or property.

4.13 Additional Requirements. Borrowers will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.14 Litigation and Attorneys’ Fees. Borrowers will pay promptly to Bank upon demand, reasonable attorneys’ fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.15 Bank Expenses. Borrowers will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

4.16 Reports Under Pension Plans. Borrowers will and shall cause Guarantor to furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrowers or Guarantor described in Section 3 above has occurred, a statement of an authorized officer of Borrowers or Guarantor describing such event or condition and the action, if any, which Borrowers or Guarantor proposes to take with respect thereto.

SECTION 5. NEGATIVE COVENANTS

Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrowers agrees that:

5.1 Encumbrances and Liens. Borrowers will not, and shall cause Guarantor to not, except in the ordinary course of its business as currently conducted, create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank.

5.2 Borrowings. Borrowers will not, and shall cause Guarantor to not, except in the ordinary course of its business as currently conducted, sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank.

5.3 Sale of Assets, Liquidation or Merger. Borrowers will not, and will cause Guarantor to not, except in the ordinary course of its business as currently conducted, liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another; provided, however, Guarantor and its subsidiaries may acquire, merge or consolidate with another corporation if Guarantor is the surviving corporation and provided that: (i) any note or indebtedness incurred by Borrowers or Guarantor in connection with such acquisition is subordinated to Bank, (ii) all such assets acquired by Borrowers will not be subject to any lien or encumbrance following the effective date of such combination other than that of Bank’s, and (iii) prior to and giving effect to such acquisition, no Default shall have occurred and Borrowers will have delivered to Bank a certificate of compliance prepared on a pro forma basis assuming such acquisition had occurred demonstrating that Borrowers shall remain in compliance with the terms of this Agreement.

5.4 Loans, Advances and Guaranties. Borrowers will not and shall cause Guarantor to not, except in the ordinary course of its business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

5.5 Investments. Borrowers will not and shall cause Guarantor to not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, municipal obligations rated by Moody’s as A-1 or better or rated by Standard & Poor’s as P-1 or better, obligations issued by corporations rated by Moody’s as A-2 or better or rated by Standard & Poor’s as P-2 or better, and other instruments rated by Moody’s as Aaa or rated by Standard & Poor’s as AAA. Except for U.S. Government obligations, all such permitted investments shall mature within eighteen months of purchase.

5.6 Payment of Dividends. Borrowers will not and shall cause Guarantor to not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

5.7 Retirement of Stock. Borrowers will not and shall cause Guarantor to not acquire or retire any share of its capital stock for value except as such action is approved by Guarantor’s board of directors and is disclosed to Bank prior to the execution of such action.

5.8 Parent and Subsidiary Property. Borrowers will not transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity.

5.9 Lease Obligations. Borrowers will not and shall cause Guarantor to not incur new lease obligations as lessee except for equipment or real property needed by Borrowers or Guarantor and its subsidiaries in the ordinary course of its business.

5.10 Changes In Internal Operational Matters. (i) Borrowers will not and shall cause Guarantor to not make any material change (from that existing on the closing date) to such Borrowers’ or Guarantor’s transfer pricing activity, cash flow or accounting structure and (ii) ResMed Corp. shall not make any material change in its practice of purchasing inventory from its affiliates at current transfer pricing (except to the extent such change is required by applicable law), and selling such inventory in the domestic market, except, in each case set forth in clause (i) or (ii), with the prior written consent of Bank (such consent not to be withheld if such change could not adversely affect the benefits to Bank of the structure evidenced by this Agreement, including the likely value of the Guaranty and other Loan Documents, in each case as determined by Bank in its reasonable discretion).

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (“Events of Default”) shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrowers shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

6.2 Any default shall occur under the Note; or

6.3 Borrowers or Guarantor shall materially default in the due performance or observance of any covenant or condition of the Loan Documents; or

6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

6.5 There is a change in ownership or control of twenty percent (20%) or more of the issued and outstanding stock of Borrowers or Guarantor and the acquiring entity is not owned by or controlled by Guarantor or a subsidiary of Guarantor.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrowers or any other person, including but not limited to Bank’s rights of setoff or banker’s lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrowers, and any assignment by Borrowers without Bank’s consent shall be null and void.

7.4 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

7.5 Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

7.6 Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrowers regarding the Loan and all prior communications verbal or written between Borrowers and Bank shall be of no further effect or evidentiary value.

7.7 Defined Terms. Unless otherwise specifically defined in this Agreement, all accounting terms used herein shall be interpreted in accordance with generally accepted accounting principals.

7.8 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.9 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.10 Counterparts. Borrowers and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

7.11 Sale; Assignment; Participations. Bank may, in the ordinary course of its business, sell to any bank, financial institution, or other lender, which additional bank, financial institution or other lender shall be subject to the consent of Borrowers, such consent not to be unreasonably withheld, all or any part of its rights and obligations under this Agreement and the other Loan Documents, as documented on Bank’s standard form of assignment and acceptance agreement.

SECTION 8. SERVICE OF NOTICES

8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.		RESMED CORP.

By:	/s/ Bruce A. Breslau	By:	/s/ Peter C. Farrell
Title:	Senior Vice President	Title:	CEO

By:	/s/ Douglas S. Lambell	By:	/s/ David Pendarvis
Title:	Vice President	Title:	Secretary

Address:	530 ‘B’ Street, 4th Floor	Address:	14040 Danielson Street
	San Diego, CA 92101		Poway, CA 92064

Attention:	Douglas S. Lambell, VP	Attention:
Telecopier:	(619) 230-3766	Telecopier:	(858) 746-2830
Telephone:	(619) 230-3029	Telephone:

RESMED EAP HOLDINGS INC.

		By:	/s/ Peter C. Farrell
		Title:	CEO

		By:	/s/ David Pendarvis
		Title:	Secretary

		Address:	14040 Danielson Street Poway, CA 92064

Attention:
		Telecopier:	(858) 746-2830
Telephone: